UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  11/15/2006

MAINSTREET BANKSHARES INC
(Exact name of registrant as specified in its charter)

Commission File Number:  333-86993

VA	54-1956616
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

730 East Church Street, Suite 30, Martinsville, VA 24112
(Address of principal executive offices, including zip code)

276-632-8054
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 4.01.    Changes in Registrant's Certifying Accountant

The Audit Committee of MainStreet BankShares, Inc. ("MainStreet") voted on November 15, 2006 to change its independent registered public accounting firm from Brown, Edwards & Company, L.L.P. ("Brown Edwards") to Yount, Hyde, & Barbour, P.C. ("Yount, Hyde & Barbour"). MainStreet's three year contract with Brown Edwards will end with the audit of the December 31, 2006 financials. Yount, Hyde & Barbour will begin audit of MainStreet's financials, including review of Form 10-QSB, with the year ending December 31, 2007.   The new firm was chosen after review of solicited bids from various independent registered public accounting firms. The audited financial statements of MainStreet for the last two years received an unqualified audit opinion issued by Brown Edwards. There were no disagreements with Brown Edwards with regards to accounting principles and practices, financial statement disclosure, or auditing scope of procedure.

Item 8.01.    Other Events

The Board of Directors of MainStreet BankShares, Inc. ("MainStreet") at its regularly scheduled meeting on November 15, 2006, approved a share dividend of 1 share for every 10 shares which will be payable on December 15, 2006 to shareholders of record as of November 30, 2006. Fractional shares will be paid in cash. The Company's net income from continuing operations for the nine months ending September 30, 2006 was $2,219,838, an increase of 103% when compared to the same period last year. Larry A. Heaton, President and CEO, stated, "We are pleased to provide a tangible return to our shareholders as the Company has grown in size and profitability."

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAINSTREET BANKSHARES INC

Date: November 17, 2006	By:	/s/ Larry A. Heaton
Larry A. Heaton
President and Chief Executive Officer

MAINSTREET BANKSHARES INC.

Date: November 17, 2006	By:	/s/ Brenda H. Smith
Brenda H. Smith
Executive Vice President/Chief Financial Officer/Corporate Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	Letter of Independent Registered Public Accounting Firm
EX-99.2	Press Release Announcing Share Dividend